EXHIBIT 2.2

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 (this “Amendment No. 1”) to that certain Agreement and Plan of Merger, dated as of June 11, 2019 (the “Merger Agreement”), by and among TheMaven, Inc., a Delaware corporation (“Parent”), TST Acquisition Co., Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”), and TheStreet, Inc., a Delaware corporation (the “Company”), is made and entered into as of July 12, 2019 by and among the Company, Parent and Merger Sub. All capitalized terms that are used in this Amendment No. 1 but not defined in this Amendment No. 1 shall have the respective meanings ascribed thereto in the Merger Agreement.

WHEREAS, Parent desires to transfer 100% of the outstanding capital stock of Merger Sub from Parent to Maven Media Brands, LLC., a wholly owned subsidiary of Parent;

WHEREAS, the Company desires to consent to such transfer; and

WHEREAS, Parent, Merger Sub and the Company wish to amend certain provisions of the Merger Agreement as provided herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.                  Consent to Transfer. The Company hereby consents to the transfer of 100% of the outstanding capital stock of Merger Sub from Parent to Maven Media Brands, LLC., a wholly owned subsidiary of Parent.

2.                  Amendment of Preamble. As a result of the transfer referred to in Section 1 above, the preamble of the Merger Agreement hereby is amended to read in its entirety as follows: “THIS AGREEMENT AND PLAN OF MERGER, dated as of June 11, 2019 (this “Agreement”), is made by and among TheMaven, Inc., a Delaware corporation (“Parent”), TST Acquisition Co., Inc., a Delaware corporation and an indirect wholly owned Subsidiary of Parent (“Merger Sub”), and TheStreet, Inc., a Delaware corporation (the “Company”).”

3.                  Amendment to Section 3.2(b). Section 3.2(b) of the Merger Agreement is hereby amended to read in its entirety as follows:

“Designation of Paying Agent; Deposit of Exchange Fund. Such Person as selected by the Company, which Person shall be reasonably acceptable to Parent, shall be designated as the paying agent (the “Paying Agent”) for the payment of the Merger Consideration as provided in Section 3.1(b). Immediately after the Effective Time, the Escrow Deposit shall be deposited with the Paying Agent (such deposit, the “Exchange Fund”). In the event the Aggregate Cash Merger Consideration portion of the Exchange Fund shall be insufficient to make the payments contemplated by Section 3.1(b)(i) Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the deficiency in the amount required to make such payment. Following the Effective Time, if not already paid, Parent shall promptly cause the Paying Agent to make, and the Paying Agent shall make, payments of the Aggregate Cash Merger Consideration to the holders of Company Common Stock pursuant to Section 3.1(b). The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 3.1, except as expressly provided for in this Agreement.”

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4.                  Amendment to Section 4.4. Section 4.4 of the Merger Agreement hereby is amended to read in its entirety as follows:

“Authority Relative to Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement to which it is or will be a party, to perform its obligations hereunder and, subject to receipt of the Requisite Stockholder Approval, to consummate the transactions contemplated hereby and thereby, including the Merger. The execution and delivery of this Agreement and the CVR Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including the Merger, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize the execution of this Agreement or the CVR Agreement or to consummate the transactions contemplated hereby or thereby, including the Merger (other than, with respect to the Merger, the receipt of the Requisite Stockholder Approval, as well as the filing of the Certificate of Merger with the Secretary of State, and other than the declaration of the Pre-Merger Special Distribution or the approval of the Recapitalization (and the filing of a related certificate of amendment of the Company’s Restated Certificate of Incorporation with the Secretary of State)). The Company’s board of directors has approved this Agreement and the CVR Agreement, declared this Agreement to be advisable, approved the transactions contemplated hereby and thereby, determined them to be fair and in the best interest of the Company and its stockholders, and resolved to recommend to the stockholders of the Company the Company Recommendation that they vote in favor of the adoption of this Agreement in accordance with the DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).”

5.                  Amendment to Section 4.21. Section 4.21 of the Merger Agreement hereby is amended to read in its entirety as follows:

“Vote Required. The affirmative vote of the holders of outstanding Company Common Stock representing at least a majority of all the votes entitled to be cast thereupon by holders of Company Common Stock (the “Requisite Stockholder Approval”) is the only vote of holders of securities of the Company that is avoidance of doubt, the Requisite Stockholder Approval is the only vote of holders of securities of the Company that is necessary to effect the Recapitalization if the same if submitted to the holders of Company Common Stock for approval.”

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6.                  Amendment to Appendix A. Appendix A of the Merger Agreement hereby is amended by amending and restating the definition of “Company Recommendation” as follows:

“Company Recommendation” shall mean the recommendation of the board of directors of the Company that the stockholders of the Company adopt this Agreement.”

7.                  Merger Agreement References. The parties hereto hereby agree that all references to the “Agreement” set forth in the Merger Agreement (including, without limitation, in the representations and warranties of the parties set forth therein) shall be deemed to be references to the Merger Agreement as amended by this Amendment No. 1.

8.                  Full Force and Effect. Except as expressly amended or modified hereby, the Merger Agreement and the agreements, documents, instruments and certificates among the parties hereto as contemplated by, or referred to, in the Merger Agreement shall remain in full force and effect without any amendment or other modification thereto.

9.                  Counterparts. This Amendment No. 1 may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement No. 1.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment No. 1 to be executed as of the date first written above by their respective officers thereunto duly authorized.

THESTREET, INC.

By:	/s/ Eric F. Lundberg
Name: Eric F. Lundberg
Title: CEO and CFO

THEMAVEN, INC.

By:	/s/ James C. Heckman
Name: James C. Heckman
Title: CEO

TST ACQUISITION CO., INC.

By:	/s/ James C. Heckman
Name: James C. Heckman
Title: CEO